EXHIBIT 16






May 14, 2004


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4 of Form 8-K for Jos. A. Bank Clothiers, Inc. dated May 12, 2004 and are in agreement with the statements contained in paragraphs one through three therein. We have no basis to agree or disagree with other statements of the registrant contained therein.



                              /s/ ERNST & YOUNG LLP